Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231510

January 17, 2020

PUBLIC STORAGE

€500,000,000 0.875% Senior Notes due 2032

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	0.875% Senior Notes due 2032 (the “Notes”)

Offering Format:	SEC Registered; Classic Global Notes

Trade Date:	January 17, 2020

Settlement Date:	January 24, 2020 (London T+5)

Aggregate Principal Amount:	€500,000,000

Maturity Date:	January 24, 2032

Coupon:	0.875% per annum

Mid-Swap Yield:	0.269%

Spread to Mid-Swap Yield:	+ 65 basis points

Yield to Maturity (annual):	0.919%

Price to Public:	99.502% of principal amount

Benchmark Government Security:	DBR 0.000% due August 15, 2029

Benchmark Government Price:	€102.365

Spread to Benchmark Government Security:	+ 116.3 basis points

Underwriting Discount:	0.475% of principal amount

Interest Payment Date:	January 24 of each year, commencing on January 24, 2021

Record Date:	January 9th

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provision:	The notes will be redeemable at any time in whole, or from time to time in part, at the issuer’s option at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed assuming that the notes being redeemed matured on October 24, 2031 (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 20 basis points, plus, in each case, accrued and unpaid interest on such notes to, but not including, the redemption date.

Notwithstanding the foregoing, if the notes are redeemed on or after October 24, 2031 (three months prior to the Maturity
Date), the redemption price will equal 100% of the aggregate principal amount of the notes being redeemed plus accrued and unpaid interest on such notes to, but not including, the
redemption date.

Listing:	The issuer intends to apply to list the notes on the New York Stock Exchange.

Expected Ratings:*	A2 (Stable) by Moody’s Investors Service, Inc.
A (Stable) by Standard & Poor’s

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof.

Joint Book-Running Managers:	J.P. Morgan Securities plc
Morgan Stanley & Co. International plc
Goldman Sachs & Co. LLC
UBS AG London Branch

Common Code:	210849009

ISIN Number:	XS2108490090

CUSIP Number:	74460DAE9

Terms used herein but not defined shall have the respective meanings as set forth in the issuer’s preliminary prospectus supplement dated January 17, 2020.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting J.P. Morgan Securities plc collect at +44-207-134-2468, or Morgan Stanley & Co. International plc at +1-866-718-1649.

MiFID II professionals/ECPs-only/No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

This final term sheet is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply. Accordingly, this final term sheet is not being distributed to, and must not be passed on to, the general public in the United Kingdom or to persons in the United Kingdom save in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.